UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

Washington Electric and Natural Gas General Rate Case

On September 15, 2008, Avista Corporation (Avista Corp. or the Company) and other parties entered into a settlement stipulation with respect to its general rate case that was filed with the Washington Utilities and Transportation Commission (WUTC) in March 2008. Other parties to the settlement stipulation are the Staff of the WUTC, Northwest Industrial Gas Users, and the Energy Project. The recommendations of these parties to approve the settlement are not binding on the WUTC. The Industrial Customers of Northwest Utilities joined in portions of the settlement. This settlement stipulation is subject to approval by the WUTC. The Public Counsel Section of the Washington Attorney General’s Office did not join in the settlement stipulation.

As agreed to in the settlement, base electric rates for the Company’s Washington customers would increase by an average of 9.1 percent, which is designed to increase annual revenues by $32.5 million. Base natural gas rates for the Company’s Washington customers would increase by an average of 2.4 percent, which is designed to increase annual revenues by $4.8 million. If approved by the WUTC, the new electric and natural gas rates would become effective on January 1, 2009.

The Company’s original request in March 2008 was for base electric rate increases averaging 10.3 percent, which was designed to increase annual revenues by $36.6 million. In July 2008, the Company filed an update to its demonstrated need for an electric rate increase, primarily to reflect an increase in natural gas fuel costs. Although the update justified an electric revenue requirement of $47.4 million compared to the Company’s original request of $36.6 million, the Company did not revise its original revenue increase request. In March 2008, the Company’s original request was to increase base natural gas rates by an average of 3.3 percent, which was designed to increase annual revenues by $6.6 million.

The settlement is based on an overall rate of return of 8.22 percent with a common equity ratio of 46.3 percent and a 10.2 percent return on equity. The Company’s original request was based on a proposed overall rate of return of 8.43 percent with a common equity ratio of 46.3 percent and a 10.8 percent return on equity.

The Energy Recovery Mechanism (ERM) is an accounting method used to track certain differences between actual power supply costs and the amount included in base retail rates for the Company’s Washington customers. Based upon the settlement stipulation, the ERM would be adjusted for the sharing level for the annual power supply cost variance in the $4.0 million to $10.0 million band. The adjustment would result in a 75 percent customers/25 percent Company sharing when actual power supply expenses are lower (rebate to customers) than the amount included in base retail rates within this band. The 50 percent customers/50 percent Company sharing would be maintained when actual power supply expenses are higher (surcharge to customers) than the amount included in base retail rates within this band.

The following is a summary of the revised ERM:

Annual Power Supply Cost Variability	Deferred for Future Surcharge or Rebate to Customers	Expense or Benefit to the Company
+/- $0 - $4 million	0%	100%
+ between $4 million - $10 million	50%	50%
- between $4 million - $10 million	75%	25%
+/- excess over $10 million	90%	10%

The settlement also provides for recovery of lease payments to the state of Montana for the use of the riverbeds of the Clark Fork River, as well as deferred accounting for future recovery (including the accrual of carrying charges) of certain expenses including costs to relicense the Company’s hydroelectric generating facilities on the Spokane River.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: September 18, 2008	/s/ Marian M. Durkin
Marian M. Durkin Senior Vice President, General Counsel and Chief Compliance Officer